EXHIBIT 99.1

June 26, 2008	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REACHES AGREEMENT TO ACQUIRE
BUTTERKRUST BAKERY IN FLORIDA
THOMASVILLE, GA—Flowers Foods (NYSE: FLO) officials today announced that the company has executed a definitive agreement to acquire ButterKrust Bakery in Lakeland, Fla. The transaction is subject to regulatory approval under the Hart-Scott-Rodino Act and other conditions. Pursuant to the stock purchase agreement, Flowers has agreed to purchase all of the issued and outstanding capital stock of the holding company of ButterKrust for cash.
ButterKrust Bakery, which operates profitably on annualized sales of approximately $70 million, is a privately-owned business with one bakery in Lakeland that employs 368 people. ButterKrust sells its fresh breads and rolls throughout Florida. The company sells its products under the Country Hearth, Rich Harvest, and Sunbeam brands as well as store brands.
George E. Deese, Flowers Foods’ chairman of the board, chief executive officer and president said of the acquisition, “ButterKrust Bakery will bring much needed additional production capacity to help our company better serve the Florida market. In the past 25 years, Florida’s population has grown from 9.7 million to more than 18 million and it is predicted Florida will have more than 23 million residents by 2020. Flowers Foods’ growth in Florida has been strong and we expect that to continue. This acquisition should serve our production capacity needs for the foreseeable future.”
Deese noted that the 250,000-square-foot Lakeland bakery is highly efficient with the latest in bakery technology. “ButterKrust has long been known as a fine bakery that produces outstanding baked goods. We will be pleased to welcome the ButterKrust team to Flowers once the acquisition is completed,” Deese said. The bakery will continue to operate under the same talented team following the completion of the acquisition.

Doug Wimberly, president of ButterKrust, said, “I have always admired and respected Flowers Foods and its team, so I am very pleased with the prospect of partnering with Flowers. This will be a really good partnership, helping both ButterKrust and Flowers to better serve our customers in Florida and to continue growing our business.”
ButterKrust Bakery was established in 1916 in Lakeland, Fla. It is a single bread and bun plant with annual sales of about $70 million. ButterKrust serves all of the Florida market through supermarket and institutional accounts. The company’s brands include Sunbeam, Rich Harvest, and Country Hearth. brands. More information about ButterKrust Bakery can be found at www.bkbusa.com.
Headquartered in Thomasville, Ga., Flowers Foods, with annual sales of over $2.02 billion, is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 36 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Nature’s Own Whitewheat, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Analyst Contact:
Marta J. Turner, Executive VP/Corporate Relations of Flowers Foods, (229) 227-2348

Media Contacts:
Mary A. Krier, Vice President/Communications of Flowers Foods, (229) 227-2333
Doug Wimberly, President of Butterkrust Bakery, (863)682-1155